FingerMotion, Inc. to Present at the Planet MicroCap Showcase 2022 in Las
Vegas on Wednesday, May 4, 2022

NEW YORK, NY / ACCESSWIRE / April 27, 2022 / FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile data and services company, today announced that it will be presenting at the Planet MicroCap Showcase 2022 at the Bally’s Hotel & Casino in Las Vegas, NV on Wednesday, May 4, 2022 at 8:00 AM PT (11:00 AM ET). Martin Shen, CEO of FingerMotion, Inc., will be hosting the presentation and answering questions from attendees.

To access the live presentation, please use the following information:

Planet MicroCap Showcase 2022 in Las Vegas
Date: Wednesday, May 4, 2022
Time: 11:00 AM Eastern Time (8:00 AM Pacific Time)
Webcast: https://www.webcaster4.com/Webcast/Page/2862/45032

FingerMotion is an evolving technological company with core competencies in mobile payment and recharge platform solutions in China. FingerMotion’s vision is to rapidly grow its user base through organic means, developing into an ecosystem of users with high engagement rates utilizing its innovative applications. FingerMotion is analyzing and transforming mobile data to improve the lifestyle of the public through technology and innovation.

If you would like to book 1on1 investor meetings with FingerMotion, and to attend the Planet MicroCap Showcase 2022, please make sure you are registered here:
https://planetmicrocapshowcase.com/signup

1on1 meetings will be scheduled and conducted in person at the conference venue.

The Planet MicroCap Showcase 2022 website is available here:
https://planetmicrocapshowcase.com/

If you can’t make the live presentation, all company presentations “webcasts” will be available directly on the conference event platform on this link under the tab “Agenda”:
https://planetmicrocapshowcase.com/agenda

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. It is one of only a few companies in China with access to wholesale rechargeable minutes from China’s largest mobile phone providers that can be resold to consumers. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

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If you would like to attend the Planet MicroCap Showcase, please register here:
https://planetmicrocapshowcase.com/signup

Company Contact:

FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Source: FingerMotion via SNN Network